EXHIBIT 2

                 LETTER FROM REGISTRANT TO PANNELL KERR FORSTER

                                   LEGAL PLAY
                               ENTERTAINMENT INC.
                                 [LOGO OMITTED]

                201 - 1166 Alberni Street, Vancouver, BC  V6E 3Z3




February 10, 2005

Mr. Rick Henshaw
Pannell Kerr Forster Chartered Accountants
Suite 700, 355 Burrard Street
Vancouver, BC V6C 2T5

Dear Mr. Henshaw:

RE:  LEGALPLAY ENTERTAINMENT INC.
     AUDITED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Please be advised that as per a corporate resolution dated February 8th 2005, LegalPlay Entertainment Inc. has decided to retain the services of Amisano Hanson, Chartered Accountants, as our corporate auditors.

Amisano Hanson will be responsible for auditing the Company's December 31st 2004 year end accounts.

We would appreciate it if you would co-operate with Amisano Hanson and provide them with any information they require to complete their audit.

It has been a pleasure working with you and we hope we will be in a position to use your services in the future.

Yours sincerely,
LEGALPLAY ENTERTAINMENT INC.

/s/ Gregory Cathcart

Gregory Cathcart
President

/ctw

cc   Mr. Kevin Hanson
     Amisano Hanson Chartered Accountants
     Suite 604, 750 West Pender Street
     Vancouver, BC V6C 2T7


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